Exhibit (d)(1)(3)

[ALPHASIMPLEX LETTERHEAD]

July 1, 2012

Natixis Funds Trust II

ASG Global Alternatives Fund

399 Boylston Street

Boston, MA 02116

Attn: David Giunta, President

Re: ASG Global Alternatives Fund Advisory Agreement Addendum

Dear Mr. Giunta:

The Advisory Agreement dated September 30, 2008 between Natixis Funds Trust II (the “Fund”), with respect to its ASG Global Alternatives Fund (the “Series”), and AlphaSimplex Group, LLC, (the “Manager”) is hereby revised, effective July 1, 2012, to delete section 7 and to replace it with the following:

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to (x) the annual rate of 1.15% of the average daily net assets of the Series (less the net asset value of the Series’ wholly-owned subsidiary) (or such lesser amount as the Manager may from time to time agree to receive) minus (y) any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. To the extent the average daily net assets of the Series (including the net asset value of the Series’ wholly-owned subsidiary) exceeds $2 billion (such excess over $2 billion being referred to as the “Excess Amount”), the Manager’s compensation shall be reduced by an amount equal to 0.05% of the Excess Amount. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

ALPHASIMPLEX GROUP, LLC

By:	/s/ Jeremiah Chafkin
Jeremiah Chafkin
Title:	President

Exhibit (d)(1)(3)

ACCEPTED AND AGREED TO:
Natixis Funds Trust II, on behalf of
ASG Global Alternatives Fund

By:	/s/ David L. Giunta
David L. Giunta
Title:	President

Date:	July 1, 2012

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